Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
October 25, 2012

Thank you Gail, and good morning everyone.

Our businesses performed well during the third quarter. We continue to see consistent demand for products that transport and store crude oil and other liquids related to the energy industry. During the 3rd quarter, we made good progress repositioning a portion of our production capacity to pursue these market opportunities. Once we complete our repositioning we will be better equipped to serve our customers and generate operating leverage. We are in the final stages of this repositioning.

We continue to evaluate investments across our businesses to enhance our manufacturing flexibility. During the third quarter, we entered into an agreement to purchase 3 facilities with heavy steel manufacturing capacity at a very attractive valuation.  These facilities are capable of producing many of our products. Based on our current integration plans, we anticipate that one of these facilities may be used for railcar production and a second one for manufacturing storage containers in support of our Energy Equipment Group.

We are also opportunistically investing capital into some of our factories to expand manufacturing capacity in order to obtain incremental orders for products that layer on top of existing, long term production runs.  This type of available capacity typically generates pricing leverage and provides an accelerated payback on the capital invested.

The backlogs for our railcar and barge businesses totaled approximately $3.9 billion at the end of the 3rd quarter. The size of these backlogs gives our business leaders production visibility into 2014 for products that serve the oil, gas and chemicals market. We are in the early stages of extended production runs for these products. Our businesses perform well when these conditions are present.

Trinity's Railcar Leasing and Management Services Group continued to produce solid results during the third quarter, securing strong lease renewals and making attractive investments in new railcars that serve our customers. Our leasing company also continued to generate profit during the quarter from sales of railcars from the lease fleet.

Our Energy Equipment Group is moving in the right direction. I am pleased with the way this group continued to improve profits during the 3rd quarter. As part of the repositioning during the quarter, we began shifting excess wind tower manufacturing capacity to railcar production.

The company's balance sheet remains in great shape and our overall financial position is strong. We are well positioned to capitalize on opportunities for growth in the industries we serve and to benefit from our extended production backlogs. Our competency in manufacturing flexibility allows us to continuously shift production to meet the level of demand for our products.

Overall, our third quarter performance reflects the strength of our diversified industrial manufacturing expertise, our commitment to operational excellence and the talents and hard work of our people. I will now turn it over to Bill McWhirter for his comments.